Exhibit 5.2

August 16, 2010

Aquilex Holdings LLC,

3344 Peachtree Road N.E., Suite 2100

Atlanta, Georgia 30326

Aquilex Finance Corp.,

3344 Peachtree Road N.E., Suite 2100

Atlanta, Georgia 30326

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $225,000,000 aggregate principal amount of 11 1/8% Senior Notes due 2016 (the “Notes”) of Aquilex Holdings LLC, a Delaware limited liability company (the “Company”), and Aquilex Finance Corp., a Delaware corporation (together with the Company, the “Issuers”) to be issued in exchange for the Issuers’ outstanding 11 1/8% Senior Notes due 2016 pursuant to the Indenture, dated as of December 23, 2009 (the “Indenture”), among the Issuers, the subsidiaries of the Company listed on Schedule 1 hereto and Wilmington Trust FSB, as trustee, we, as special Florida counsel solely for Aquilex SMS, Inc., a Florida corporation (“Aquilex SMS”), deliver this opinion to you.

In our capacity as special counsel to Aquilex SMS solely in connection with delivering this opinion we have examined and relied upon the following:

A. An executed copy of the Unanimous Written Consent of the Board of Directors of Aquilex SMS, dated December 7, 2009 (the “Written Consent of the Board of Directors”);

B. An executed copy of the Certificate Supporting GT Opinion from Gregory M. Birge, SVP, General Counsel and Secretary of Aquilex SMS, dated as of August 16, 2010, (the “Aquilex SMS Opinion Certificate”);

C. The Articles of Incorporation of Southeastern Refractories, Inc., as amended, now known as Aquilex SMS;

D. The Bylaws of Southeastern Refractories, Inc. now known as Aquilex SMS;

Aquilex Holdings LLC,

Aquilex Finance Corp.,

August 16, 2010

E. A Certificate issued on August 5, 2010 by the State of Florida, Department of State, for Aquilex SMS (the “Aquilex SMS Certificate of Existence”);

F. The Indenture; and

G. The Registration Rights Agreement, dated December 23, 2009 (the “Registration Rights Agreement”) among the Issuers, the subsidiaries of the Company listed on Schedule 1 hereto, and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation.

In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Aquilex SMS, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In reaching the opinions set forth below, we have assumed: (i) the due authorization, execution and delivery of the Indenture by all parties other than Aquilex SMS, (ii) that the Indenture reflects the complete understanding of the parties with respect to the transactions contemplated thereby and is valid, binding and enforceable under all applicable laws, (iii) that the terms and conditions of the Indenture, as reflected therein, have not been amended, modified or supplemented, directly or indirectly, by any other agreement or understanding of the parties or waiver of any of the material provisions of the Indenture, (iv) that the consent of each Person1 whose consent is required, other than Aquilex SMS, has been obtained in connection with the execution, delivery and performance of the Indenture, and (v) that the Issuers have complied with all federal and state laws relating to the transactions contemplated in the Indenture.

Based on the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion that:

1. Based solely on the Aquilex SMS Certificate of Existence, Aquilex SMS is a corporation, the status of which is active under the laws of the State of Florida.

2. Based solely on the Written Consent of the Board of Directors, the execution and delivery of the Indenture, as of December 23, 2009, was duly authorized by Aquilex SMS under the laws of the State of Florida.

3. The provision by Aquilex SMS of its guarantee pursuant to Article 10 of the Indenture (the “Aquilex SMS Guarantee”) does not: (i) violate the Articles of Incorporation of Aquilex SMS; (ii) violate the Bylaws of Aquilex SMS; or (iii) violate the laws of the State of Florida.

1 “Person” as used herein shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, state or the federal government or any agency or department thereof, unincorporated organization or any other entity or governmental body.

Aquilex Holdings LLC,

Aquilex Finance Corp.,

August 16, 2010

We express no opinion as to the enforceability against Aquilex SMS or any other Person of the Aquilex SMS Guarantee, of the Indenture or the Registration Rights Agreement. Insofar as performance by Aquilex SMS of its obligations under the Aquilex SMS Guarantee and/or the Indenture and/or the Registration Rights Agreement are concerned, we express no opinion as to the bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors rights and subject further to limitations on the availability of equitable remedies. We advise you that it could be contended that if Aquilex SMS as a guarantor has not been given fair or reasonable equivalent consideration, that it is, or by providing the Aquilex SMS Guarantee, may become, insolvent, and that such guarantee may be voidable by creditors of Aquilex SMS or by a trustee or receiver thereof in bankruptcy or similar proceedings pursuant to applicable bankruptcy, fraudulent conveyance, or other laws. Because of these possible contentions, our opinions set forth in this opinion letter are further limited by and subject to the effect of such laws.

We express no opinion as to: (a) the laws of any jurisdiction other than the laws of the State of Florida; (b) United States federal or state laws relating to securities laws (including, without limitation, Blue Sky laws), other antifraud laws, fraudulent transfer laws, antitrust laws, laws governing the solicitation of deposits and the Employee Retirement Income Security Act of 1974 and related laws; (c) the completeness, effectiveness or any other matter relating to the Issuers registration statement on Form S-4 relating to the registration of the Notes (the “Registration Statement”); and (d) the registration under the Act of the Notes of the Issuers to be issued in exchange for the Issuers’ outstanding 11 1 /8% Senior Notes due 2016 pursuant to the Indenture.

The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Florida as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is given as of the date hereof and is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. Except as may be expressly described herein, we have not undertaken any investigation to determine the existence or absence of facts and no inference as to our knowledge of the existence or absence of facts should be drawn from our serving as outside special Florida counsel for Aquilex SMS in connection with delivering this opinion to you.

Aquilex Holdings LLC,

Aquilex Finance Corp.,

August 16, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Greenberg Traurig, P.A.

/s/ Greenberg Traurig, P.A.

SCHEDULE 1

Subsidiaries	State of Incorporation or Organization

Aquilex Corporation	Delaware

Aquilex HydroChem, Inc.	Delaware

Aquilex HydroChem Industrial Cleaning, Inc.	Delaware

Aquilex SMS, Inc.	Florida

Aquilex Specialty Repair and Overhaul, Inc.	Delaware

Aquilex WSI, Inc.	Delaware